Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dawson Geophysical Company

We consent to the incorporation by reference in the Registration Statement (No. 333-146460) on Form S-8, and (No. 333-180563) on Form S-3, of Dawson Geophysical Company of our report dated December 5, 2012, with respect to the consolidated balance sheet of Dawson Geophysical Company as of September 30, 2012, and the related consolidated statements of earnings and comprehensive income (loss), stockholders’ equity, and cash flows, for each of the years in the two-year period ended September 30, 2012.

/s/ KPMG LLP

Dallas, Texas

December 11, 2013